UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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CEA INDUSTRIES INC.

(Name of Registrant as Specified in Its Charter)

YZILABS MANAGEMENT LTD.

CHANGPENG ZHAO

MAX S. BAUCUS

DAVID J. CHAPMAN

TERESA MARIE GOODY GUILLÉN

JIAJIN “JANE” HE

ALEX ODAGIU

MATTHEW ROSZAK

LING “ELLA” ZHANG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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YZILabs Management Ltd. (“YZi Labs Management”), together with the other participants named herein, has filed a preliminary consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission (the “SEC”) to be used to solicit stockholder written consents to, among other things, expand the size of the Board of Directors (the “Board”) of CEA Industries Inc., a Nevada corporation (the “Company”) and elect certain persons nominated for election to the Board.

Item 1: On March 23, 2026, YZi Labs Management issued the following press release:

YZi Labs Highlights Systemic Governance Breakdown at CEA Industries; Condemns Nearly $2 Million "Golden Parachute" for Outgoing CEO David Namdar Amidst Disclosed Material Weaknesses

Recent Filings Document a Catastrophic Failure of Internal Controls, Including a Lack of Segregation of Duties between the CEO and Accounting Functions

YZi Labs Breaks Down the Seemingly Egregious ~$1.98 Million Exit Package for the Outgoing CEO and Calls on the Board to Justify its Approval of this Wealth Transfer in Apparent Gross Dereliction of Duty

Filings Reveal Retroactive "Make-Up" Pay, Unapproved Equity Plan Substitutes, and Millions in Related-Party Fees Flowing to an Entity Controlled by a Sitting Director

ROAD TOWN, British Virgin Islands, March 23, 2026 (GLOBE NEWSWIRE) – YZILabs Management Ltd. (“YZi Labs” or “we”), a significant stockholder of CEA Industries Inc. (Nasdaq: BNC) (“BNC” or the “Company”), today issued the following statement in response to the Company’s deeply concerning Form 10-Q and Form 8-K, both filed on March 16, 2026.

While YZi Labs recently addressed the Company's chronic inability to ensure timely insider ownership disclosures in a separate March 10th statement, these newest SEC filings document an even more alarming reality. The filings lay bare a staggering breakdown in basic public company governance, internal controls, and related-party oversight. They also raise serious questions about whether Company communications and agreements, taken together, were structured to manage a live control contest and influence stockholder outcomes rather than simply address ordinary business needs.

Key Issues Identified in the March 16 SEC Filings:

●	Material Weakness and Segregation-of-Duties Failure: The Form 10-Q explicitly discloses an identified material weakness in internal control over financial reporting. The filing states that the roles of Chief Executive Officer and Principal Financial and Accounting Officer were previously held by the same person. The Company further acknowledges insufficient controls and processes to adequately verify the accuracy and completeness of information used across key areas such as revenue, taxes, and stock-based compensation, and a resulting significant reliance on such information for financial reporting. A newly appointed CFO does not, by itself, remediate these deficiencies. The Board bears ultimate responsibility for ensuring that these failures are remediated promptly and credibly, rather than papered over while authorizing substantial discretionary payouts.
●	A ~$1.98 Million “Golden Parachute” to a conflicted and ineffective CEO: At the exact moment the Company is disclosing material weaknesses and continues to fail to schedule an annual meeting, the Board has authorized a jaw-dropping exit package for outgoing CEO David Namdar. Based on the Form 8-K disclosures and the Company’s March 16 stock price ($3.29),[1] YZi Labs estimates the total value of this Transition Agreement at nearly $2 million through the August 31, 2026 separation date. By approving this egregious wealth transfer, the Board is failing its stockholders to the tune of:
○	$375,000 in retroactive "makeup" consulting fees for past services.
○	~$276,000 in future monthly consulting fees ($50,000/month through August 2026) while he transitions out.

1 Source: FactSet, closing price as of March 16, 2026.

○	$434,280[2] in a highly concerning "cash in lieu of equity" scheme (132,000 shares multiplied by the $3.29 share price). We believe this structure is unjustifiable because the Board failed to get stockholder approval for its equity plan in August 2025 – this structure bypasses stockholders entirely by substituting unapproved equity with floating cash payouts.
○	$900,000 in a post-separation lump sum tied to what we view as toxic restrictive covenants that explicitly mandate “non-assistance to litigants.”
●	Problematic Transition Agreement Terms: Beyond the size of the payout, the Transition Agreement exposes a troubling attempt to restrict accountability:
○	Pay-for-Silence Restrictions: It prohibits Mr. Namdar from aiding or assisting stockholders in any claim or taking actions to influence management or the Board, while conditioning a significant portion of the nearly $2 million payout on compliance with restrictive covenants. This structure appears designed to limit access to critical information from a former CEO, evidencing a clear lack of transparency and a significant governance red flag. These provisions should not be evaluated clause-by-clause in isolation. Taken together, they read less like an ordinary transition arrangement and more like a control-contest management instrument – one that rewards cooperation with incumbents while contractually chilling engagement with current or prospective stockholders and other outside parties.
○	A Control-Contest Management Package, Not a Routine Transition: The timing is impossible to ignore. On March 13, 2026, the Company disclosed receipt of YZi Labs’ request for a record date in connection with its consent solicitation. Within days, the Company issued an earnings press release emphasizing governance improvements, capital allocation, and strategic positioning, filed an 8-K announcing the CEO’s transition, and entered into a Transition Agreement with restrictive covenants affecting a key insider. The asymmetry is striking: Mr. Namdar is required to cooperate with the Company, provide information, interviews, testimony, documents, and assistance in internal and external proceedings, while simultaneously being restricted from assisting current or prospective stockholders in claims or taking actions to influence management or directors. Stockholders are entitled to ask whether this was a routine transition arrangement, or a Board-approved mechanism to manage dissent and control outcomes using corporate funds.
○	Misleading References in Non-Compete Covenant: The non-compete provision specifically references “YZILabs Asset Management LLC,” an entity that is not affiliated with or controlled by YZi Labs and does not correspond to any known entity within its corporate structure. Embedding such a reference in a binding restrictive covenant calls into question the integrity of the agreement and the level of diligence applied in its review and approval. The express inclusion of a YZi Labs-related reference in the non-compete further raises the concern that the agreement was drafted with a known dissatisfied stockholder and the consent solicitation specifically in mind.
●	AMA – Talk is Cheap, Fees are Real: While the Board issues empty press releases claiming it “plans” to revise the disastrous Asset Management Agreement, it has taken no actual action to stop the bleeding. Despite YZi Labs’ repeated and public requests since September 2025 to bring the AMA to market terms, the Company continues to operate under an arrangement that channels significant value to 10X and its affiliated parties.
●	Rampant Related-Party Economics: The Company is hemorrhaging capital to its Asset Manager, an entity majority-owned and controlled by a sitting BNC director, Hans Thomas. The Form 10-Q reveals the Company paid the Asset Manager $2.0 million in fees this quarter alone, bringing the total to $3.8 million since June 7, 2025, with another $0.6 million accrued but unpaid as of January 31, 2026.

●	Sloppy Disclosure: The Form 10-Q reports 43,673,955 shares outstanding as of January 31, 2026, but the filing's internal math fails to reconcile. The equity roll-forward shows 2,393,884 shares issued from the “exercise of warrants,” yet the combined Strategic Advisor/Asset Manager warrant activity table shows only 2,376,236 exercised. This unexplained 17,648-share discrepancy raises secondary but serious questions about the Company's disclosure discipline.

2 Estimated value based on the Company's March 16, 2026 closing share price of $3.29. Pursuant to the Transition Agreement (Form 8-K dated March 16, 2026), the actual amount payable is calculated as 132,000 shares multiplied by the greater of the 30-trading day average stock price as of March 16, 2026 or the Separation Date, and may therefore differ from this illustrative amount.

These issues are not isolated. Taken together, the Company’s recent disclosures point to a broader pattern of governance failures, including weak internal controls, opaque related-party transactions, and a lack of independent oversight of key decisions affecting stockholder value. At minimum, they also raise serious questions about whether stockholders received complete, balanced, and plain-English disclosure regarding the practical effect of the Transition Agreement after the filing of YZi Labs’ preliminary consent statement and the pending consent solictiation.

“A newly appointed CFO and finally bringing material weaknesses to light is not a magic wand for years of structural rot,” said Alex Odagiu, Investment Partner at YZi Labs. “Public companies do not retroactively patch governance failures with $2 million golden parachutes and shadow equity plans. In our view, it is unconscionable that this Board is funneling millions to a related-party Asset Manager and nearly $2 million to an outgoing executive, all while failing to schedule an annual meeting or seeking any stockholder approval, disenfranchising the stockholders footing the bill. It is clear to us that this Board continues to treat a Nasdaq-listed company like a private piggy bank, and stockholders will not tolerate it.”

YZi Labs Calls on the Board to Immediately Address the Following Demands:

1.	Justify the Exit Package and 10X Related-Party Economics: Provide an immediate, public justification for how a ~$1.98 million exit package aligns with stockholder value, especially given the disclosed material weaknesses. The Board must also explain why it is substituting unapproved equity with floating cash payouts rather than seeking proper stockholder approval.
2.	Provide a Dated Remediation Plan: Publish a formal, dated remediation plan for the disclosed material weaknesses, explicitly identifying the operational owners, concrete milestones, and a strict timeline for resolution.
3.	Institute a Formal Segregation of Duties: Institute a formal segregation of duties policy and reporting structure to ensure Principal Financial Officer responsibilities are properly separated and independently controlled.
4.	File a Plain-English Reconciliation: File an amended disclosure or immediate public clarification providing a plain-English reconciliation table explaining the 17,648-share warrant exercise discrepancy found in the Form 10-Q.
5.	Disclose the Scope and Findings of the Independent Review: If the Board has already conducted an “independent review” of related-party arrangements, it should disclose who conducted that review, what was reviewed, what conclusions were reached, and what remedial actions, if any, were implemented.
6.	Disclose the Board’s Process and Purpose: Publish the Board materials, process summary, and rationale supporting the Transition Agreement, including whether the March 13, 2026 request for record date, stockholder activism risk, or governance-control considerations were discussed in connection with the approval of the agreement.
7.	Disclose the Full Practical Scope of the Restrictive Covenants: Provide stockholders with a plain-English explanation of how the Transition Agreement’s restrictive covenants affect interactions with current or prospective stockholders, governance processes, and any third parties involved in the ongoing control contest.

Stockholders have financed this Company; they should not be forced to finance its governance failures. YZi Labs will continue to take all necessary steps to hold the BNC Board accountable to the highest standards of public company oversight.

About YZi Labs

YZILabs Management Ltd. is an investment firm focused on strategic, transparent, and high-governance participation in the digital asset and blockchain sectors. YZi Labs is committed to advancing best-in-class oversight, operational integrity, and stockholder alignment in all investment partnerships.

Media Contact

media@yzilabs.com

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

YZILabs Management Ltd. (“YZi Labs Management”), together with the other participants named herein (collectively, “YZi Labs”), has filed a preliminary consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit stockholder written consents to, among other things, expand the size of the Board of Directors (the “Board”) of CEA Industries Inc., a Nevada corporation (the “Company”) and elect certain persons nominated for election to the Board.

YZI LABS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS, INCLUDING A WHITE CONSENT CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the consent solicitation are expected to be YZi Labs Management, Changpeng Zhao, Max Baucus Sieben, David James Chapman, Marie Teresa Goody Guillen, Jiajin He, Alex Odagiu, Matthew Roszak and Ling Zhang (collectively, the “Participants”).

As of the date hereof, YZi Labs Management directly beneficially owns 2,150,481 shares of common stock, par value $0.00001 per share (the “Common Stock”). As of the date hereof, YZi Labs Management holds (i) 7,750,510 shares of Common Stock underlying certain Pre-Funded Warrants (the “Pre-Funded Warrants”), (ii) 9,900,991 shares of Common Stock underlying certain Stapled Warrants (the “Stapled Warrants”) and (iii) 3,564,359 shares of Common Stock underlying certain Strategic Advisor Warrants (the “Strategic Advisor Warrants”). Each of the Pre-Funded Warrants, the Stapled Warrants and the Strategic Advisor Warrants either provide that, or the holder has elected that, the holder shall not have the right to exercise any portion of any such warrants to the extent that after giving effect to such issuance after exercise, such holder and certain of its affiliates would be deemed to beneficially own, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, more than 4.99% of the Company’s then outstanding shares of Common Stock (the “Beneficial Ownership Limitations”). As of the date hereof, none of YZi Labs Management’s Pre-Funded Warrants, Stapled Warrants or Strategic Advisor Warrants are currently exercisable, and are not expected within 60 days to be exercisable due to the Beneficial Ownership Limitations. Mr. Zhao, as the sole director of YZi Labs Management, may be deemed the beneficial owner of the 2,150,481 shares of Common Stock directly owned by YZi Labs. As of the date hereof, Ms. He may be deemed to beneficially own 2,099,644 shares of Common Stock, including 1,188,120 shares of Common Stock underlying certain Stapled Warrants, and Mr. Odagiu may be deemed to beneficially own 4,918 shares of Common Stock. As of the date hereof, each of Messrs. Baucus, Chapman and Roszak, and Msses. Goody Guillen and Zhang do not beneficially own any shares of Common Stock.

Item 2: Also on March 23, 2026, Mr. Alex Odagiu posted the following content on X.com:

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

YZILabs Management Ltd. (“YZi Labs Management”), together with the other participants named herein (collectively, “YZi Labs”), has filed a preliminary consent statement and an accompanying WHITE consent card with the Securities and Exchange Commission (“SEC”) to be used to solicit stockholder written consents to, among other things, expand the size of the Board of Directors (the “Board”) of CEA Industries Inc., a Nevada corporation (the “Company”) and elect certain persons nominated for election to the Board.

YZI LABS STRONGLY ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE CONSENT STATEMENT AND OTHER CONSENT MATERIALS, INCLUDING A WHITE CONSENT CARD, AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH CONSENT MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS CONSENT SOLICITATION WILL PROVIDE COPIES OF THE CONSENT STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST.

The participants in the consent solicitation are expected to be YZi Labs Management, Changpeng Zhao, Max Baucus Sieben, David James Chapman, Marie Teresa Goody Guillené, Jiajin He, Alex Odagiu, Matthew Roszak and Ling Zhang (collectively, the “Participants”).

As of the date hereof, YZi Labs Management directly beneficially owns 2,150,481 shares of common stock, par value $0.00001 per share (the “Common Stock”). As of the date hereof, YZi Labs Management holds (i) 7,750,510 shares of Common Stock underlying certain Pre-Funded Warrants (the “Pre-Funded Warrants”), (ii) 9,900,991 shares of Common Stock underlying certain Stapled Warrants (the “Stapled Warrants”) and (iii) 3,564,359 shares of Common Stock underlying certain Strategic Advisor Warrants (the “Strategic Advisor Warrants”). Each of the Pre-Funded Warrants, the Stapled Warrants and the Strategic Advisor Warrants either provide that, or the holder has elected that, the holder shall not have the right to exercise any portion of any such warrants to the extent that after giving effect to such issuance after exercise, such holder and certain of its affiliates would be deemed to beneficially own, as determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, more than 4.99% of the Company’s then outstanding shares of Common Stock (the “Beneficial Ownership Limitations”). As of the date hereof, none of YZi Labs Management’s Pre-Funded Warrants, Stapled Warrants or Strategic Advisor Warrants are currently exercisable, and are not expected within 60 days to be exercisable due to the Beneficial Ownership Limitations. Mr. Zhao, as the sole director of YZi Labs Management, may be deemed the beneficial owner of the 2,150,481 shares of Common Stock directly owned by YZi Labs. As of the date hereof, Ms. He may be deemed to beneficially own 2,099,644 shares of Common Stock, including 1,188,120 shares of Common Stock underlying certain Stapled Warrants, and Mr. Odagiu may be deemed to beneficially own 4,918 shares of Common Stock. As of the date hereof, each of Messrs. Baucus, Chapman and Roszak, and Msses. Goody Guillen and Zhang do not beneficially own any shares of Common Stock.